EXHIBIT 10.17
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of July 26, 2022 by and between Ontrak, Inc., a Delaware corporation (“Employer” or “Company”), and James J. Park, an individual (“Employee”).
RECITALS
A.    WHEREAS, Employee is currently employed by Employer under the terms of an offer letter agreement dated August 16, 2019 as amended on January 13, 2020 (“Former Agreement”) and such Former Agreement is superseded by this Agreement, and any obligations under the Former Agreement are hereby terminated without any further consideration.
B.    WHEREAS, Employee has experience and expertise applicable to employment with Employer to perform as Chief Financial Officer and Chief Accounting Officer of Employer, Employer has agreed to employ Employee and Employee has agreed to enter into such employment, on the terms set forth in this Agreement.
C.    WHEREAS, Employee acknowledges that this Agreement is necessary for the protection of Employer’s investment in its business, good will, products, methods of operation, information, and relationships with its customers and other employees.
D.    WHEREAS, Employer acknowledges that Employee desires definition of Employee’s compensation and benefits, and other terms of Employee’s employment.
NOW, THEREFORE, in consideration thereof and of the covenants and conditions contained herein, the parties agree as follows:
AGREEMENT
1.    TERM OF AGREEMENT
1.1    Term. The initial term of this Agreement shall begin on June 28, 2022 (the “Commencement Date”) and shall continue until the earlier of: (a) the date on which it is terminated pursuant to Section 5 of this Agreement; or (b) three (3) years following the Commencement Date (“Initial Term”). Upon the expiration of the Initial Term, this Agreement will renew for a three (3) year term (the “Renewal Term,” together with the Initial Term, the “Term”), unless either party provides written notice of termination of the Agreement within ninety (90) days of the end of the Initial Term. As used herein, the “Employment Period” means the period of Employee’s employment hereunder (regardless of whether such period ends prior to the end of the Term and regardless of the reason for Employee’s termination of employment hereunder).
2.    EMPLOYMENT
2.1    Employment of Employee. Employer agrees to employ Employee to render services on the terms set forth herein. Employee hereby accepts such employment on the terms and conditions of this Agreement.
2.2    Position and Duties. Employee shall serve as Chief Financial Officer and Chief Accounting Officer of Employer, reporting to Employer’s Co-President and Chief Operating Officer, and shall have the general powers, duties and responsibilities of management usually

James J. Park– Employment Agreement
vested in those offices in a corporation and such other powers and duties as may be prescribed from time to time by the Company.
2.3    Standard of Performance. Employee agrees that Employee will at all times faithfully and industriously and to the best of Employee’s ability, experience, and talents perform all the duties that may be required of and from Employee pursuant to the terms of this Agreement and consistent with Employee’s position. Such duties shall be performed at such place or places as the interests, needs, business, and opportunities of Employer shall reasonably require or render advisable.
2.4    Exclusive Service.
                (a) Employee shall devote substantially all of Employee’s business energies and abilities and substantially all of Employee’s productive time to the performance of Employee’s duties under this Agreement (reasonable absences during holidays and vacations excepted), and shall not, without the prior written consent of Employer, render to others any service of any kind (whether or not for compensation) that, in the opinion of Employer, would materially interfere with the performance of Employee’s duties under this Agreement, and
             (b) Employee shall not, without the prior written consent of Employer, maintain any affiliation with, whether as an agent, consultant, employee, officer, director, trustee or otherwise, nor shall Employee directly or indirectly render any services of an advisory nature or otherwise to, or participate or engage in, any other business activity.
3.    COMPENSATION
3.1    Compensation. During the Employment Period only, Employer shall pay the amounts and provide the benefits described in this Section 3, and Employee agrees to accept such amounts and benefits in full payment for Employee’s services under this Agreement.
3.2    Base Salary. Employer shall pay to Employee a base salary of three hundred fifty thousand dollars ($350,000) annually in equal bi-weekly installments, less applicable taxes. Employee’s compensation (including Employee’s base salary and discretionary bonus set forth in Section 3.3 below) shall be subject to annual review by Employer based on, among other things, Employee’s performance and Employer’s progress towards its milestones and profitability.
3.3    Discretionary Bonus. Employee is eligible to receive an annual bonus in the sole discretion of Employer. This discretionary bonus will be targeted at fifty percent (50%) of Employee’s annual base salary and will be based on Employee achieving individual goals and milestones, and the overall performance and profitability of the Company. Except as described in Sections 5.2 and 5.4 below, any such bonus shall be payable in the calendar year following the performance year subject to the Employee’s continued employment with Employer through the last day of the applicable performance year.
3.4    Fringe Benefits. Subject to Section 3.6 below, Employee will be entitled:
(a)    to participate, on the same basis as other employees of the Company, in any medical, dental, vision, life, short-term and long-term disability insurance and flexible spending accounts (subject to certain co-payments by Employee). Employee’s participation in such plans shall be subject to all terms and conditions of such plans, including Employee’s ability to satisfy any medical or health requirements imposed by the underwriters of any insurance policies paid to fund the plans; and

James J. Park– Employment Agreement
(b)    to participate, on the same basis as other employees of the Company, in the Company’s 401(k) plan, with said participation subject to all terms and conditions of such plans.
3.5    Paid Time Off. Employee shall be entitled to participate in Employer’s flexible vacation policy, subject and pursuant to the terms of such policy as set forth in Employer’s vacation policy.
3.6    Deduction from Compensation. Employer shall deduct and withhold from all compensation payable to Employee all amounts required to be deducted or withheld pursuant to any present or future law, ordinance, regulation, order, writ, judgment, or decree requiring such deduction and withholding.
4.    REIMBURSEMENT OF EXPENSES
4.1    Travel and Other Expenses. Employer shall pay to or reimburse Employee for those travel, promotional, professional continuing education and licensing costs (to the extent required), professional society membership fees, seminars and similar expenditures incurred by Employee that Employer determines are reasonably necessary for the proper discharge of Employee’s duties under this Agreement and for which Employee submits appropriate receipts and indicates the amount, date, location and business character in a timely manner.
4.2    Liability Insurance. Employer shall provide Employee with officers and directors’ insurance, or other liability insurance, consistent with its usual business practices, to cover Employee against all insurable events related to Employee’s employment with Employer.
4.3    Indemnification. Promptly upon written request from Employee, Employer shall indemnify, and advance expense to Employee, to the fullest extent under applicable law, for all judgments, fines, settlements, losses, costs or expenses (including attorney’s fees), arising out of Employee’s activities as an agent, employee, officer or director of Employer, or in any other capacity on behalf of or at the request of Employer. Such agreement by Employer shall not be deemed to impair any other obligation of Employer respecting indemnification of Employee otherwise arising out of this or any other agreement or promise of Employer or under any statute.
5.    TERMINATION
5.1    Termination by Employer With Good Cause; Employee Resignation. Employer may terminate Employee’s employment at any time, with notice for Good Cause (as defined below). Similarly, Employee may resign Employee’s employment with Employer at any time, with notice and without Good Reason (as defined below). If Employer terminates Employee’s employment with Good Cause, or if Employee resigns without Good Reason, then Employer shall pay Employee’s base salary prorated through the date of termination within thirty (30) days of termination, at the rate in effect at the time notice of termination is given, together with any benefits accrued through the date of termination (collectively the “Accrued Benefits”). In addition, the stock option award agreements (the “Option Agreements”) for all options to purchase the common stock of the Company granted to Employee during Employee’s employment with the Company (the “Options”) shall provide that, notwithstanding any contrary provisions in the Plan, in the event Employee’s employment is terminated by Employer with Good Cause, the Options to the extent then vested and exercisable as of the date Employee’s employment is terminated, and not previously terminated in accordance with the Option Agreements and the Plan, may be exercised within twelve (12) months after such termination date, or on or prior to the Option Expiration Date (as specified and defined in the respective Stock Option Grant Notices for the Options), whichever is earlier. Except with respect

James J. Park– Employment Agreement
to any outstanding equity compensation agreements and the provisions of Section 4, Employer shall have no further obligations to Employee under this Agreement or any other agreement relating to or arising out of Employee’s status as an employee of Employer (as opposed to some other status with respect to Employer, such as a shareholder or holder of a stock option).
5.2    Termination Without Good Cause or for Good Reason. Employer shall have the right to terminate Employee’s employment (with notice) without Good Cause and Employee shall have the right to terminate Employee’s employment (with notice) for Good Reason (each a “Qualifying Termination”). If there is a Qualifying Termination then the following provisions in this Section 5.2 shall apply:
(a)    Employer shall provide Employee with the Accrued Benefits;
(b)    Employer shall provide Employee with continued payments of base salary (as if Employee’s employment had not terminated) through the sixth month after the termination date provided that the aggregate amount that can be paid under this paragraph shall equal fifty percent of Employee’s annual base salary (at the rate in effect at the time of termination, but disregarding any reduction that constitutes Good Reason); The payments provided by this paragraph shall be paid to Employee in substantially equal installments payable in accordance with the Company’s regular payroll practices over the six month period provided however that the first such installment will be paid to Employee on the first regular payroll date occurring on or after the 60th day after the termination date and such first installment will include any unpaid amounts that would have otherwise been paid during such period before the first installment payment;
(c)    On the six (6) month anniversary of the date Employee’s termination becomes effective, Employer shall pay Employee in a lump sum an amount equal to (6) months’ base salary (at the rate in effect at the time of termination, but disregarding any reduction that constitutes Good Reason), plus a pro-rata share of any bonus earned for the year of termination; Employee acknowledges that any and all bonuses are at the discretion of the Board and at the advice of the Compensation Committee.
(d)    If Employee timely elects continued coverage under COBRA, Employer will pay Employee’s COBRA premiums necessary to continue Employee’s coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on the date of termination and ending on the earliest to occur of: (i) twelve months following the date of termination or (ii) the date Employee and Employee’s eligible dependents, if applicable, become eligible for group health insurance coverage through a new employer. In the event Employee becomes covered under another employer’s group health plan during the COBRA Premium Period, Employee must immediately notify Employer of such event. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that its payment of the premiums on Employee’s behalf would result in a violation of the nondiscrimination rules of Internal Revenue Code Section 105(h)(2) or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then the Company shall instead each month provide Employee with a taxable payment equal to the amount of the Company’s portion of the premiums which Employee may, but is not required to, use towards the cost of coverage.
(e)    The stock award agreements (the “Stock Agreements”) for all common stock granted to Employee by the Company after the Commencement Date and prior to the termination date (collectively, the “Granted Stock”) and the Option Agreements for the Options that were granted to Employee after the Commencement Date and prior to the termination

James J. Park– Employment Agreement
date shall provide that the Granted Stock and Options will become fully vested (and become exercisable) as of the termination date (but in no case will any Option be exercisable after its Option Expiration Date). In addition, the Option Agreements for the Options shall provide that, notwithstanding any contrary provisions in the Plan, any vested portion of the Options not previously terminated in accordance with the Option Agreements and the Plan, may be exercised within twenty-four (24) months after such termination date, or on or prior to the Option Expiration Date (as specified and defined in the respective Stock Option Grant Notices for the Options), whichever is earlier.
To be eligible for the severance benefits provided for in this Section 5.2, Employee must have executed and not revoked a full and complete general release of any and all claims against Employer and related persons and entities in the standard form then used by Employer (“Release”), such that the Release becomes effective by its own terms within 60 days of the date of termination. Upon making all of the applicable severance payments and benefits, except with respect to any outstanding equity compensation agreements and the provisions of Section 4, Employer shall have no further obligations to Employee under this Agreement or any other agreement relating to or arising out of Employee’s status as an employee of Employer (as opposed to some other status with respect to Employer, such as a shareholder or holder of a stock option).
5.3    Good Cause. For purposes of this Agreement, a termination shall be for “Good Cause” if Employee, in the subjective, good faith opinion of Employer:
(a)    Commits an act of fraud, moral turpitude, misappropriation of funds or embezzlement in connection with Employee’s duties;
(b)    Breaches Employee’s fiduciary duty to Employer, including, but not limited to, acts of self-dealing (whether or not for personal profit);
(c)    Materially breaches this Agreement, the Confidentiality Agreement (defined below), or Employer’s written Codes of Ethics as adopted by the Board;
(d)    Willfully, recklessly or negligently violates any material provision of Employer’s written Employee Handbook, or any applicable state or federal law or regulation;
(e)    Fails or refuses (whether willfully, recklessly or negligently) to materially comply with all relevant and material obligations, assumable and personally chargeable to an executive of Employee’s corporate rank and responsibilities, under the Sarbanes-Oxley Act and the regulations of the Securities and Exchange Commission promulgated thereunder (for avoidance of doubt any failure by the Company to comply with foregoing laws and regulations shall not be imputed on to Employee for purposes of this provision);
(f)    Fails to or refuses to (whether willfully, recklessly or negligently) to perform the responsibilities and duties specified herein (other than a failure caused by temporary disability and provided further that the mere failure to achieve certain goals or objectives (provided Employee has attempted in good faith to achieve such goals and objectives) shall not constitute Good Cause);
(g)    Is convicted of, or enters a plea of guilty or no contest to, a felony or misdemeanor under state or federal law in a court of competent jurisdiction, other than a traffic violation or misdemeanor not involving dishonesty or moral turpitude;

James J. Park– Employment Agreement
(h)    Becomes listed on the federal debarment list prohibiting participation in Medicare or Medicaid; or
(i)    Fails to return any compensation amount required to be clawed back or returned to Employer by application of any applicable law or regulation.
The foregoing is an exhaustive list of the items that constitute Good Cause under this Agreement. Notwithstanding the foregoing, other than with respect to clause (g), “Good Cause” shall only be found to exist if, prior to Employee’s termination and within ninety (90) days after the Company’s initial awareness of an event of Good Cause, Employer has provided written notice to the Employee describing such Good Cause event(s), and the Employee does not cure such event within ten (10) days following the Employee’s receipt of such notice from the Company, and the date of Employee’s termination of employment due to such Good Cause occurs within ninety (90) days after the expiration of the foregoing ten (10) day cure period.
5.4    Death or Disability. To the extent consistent with federal and state law, upon written notice to Employee, Employer may terminate Employee’s employment due to Employee’s Disability. Additionally, Employee’s employment shall terminate on Employee’s death. “Disability” means (i) Employee’s inability to engage in any substantial, gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) Employee is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident or health plan covering Employer’s employees. In the event of termination due to death or Disability, Employer shall pay Employee (or Employee’s legal representative) Employee’s base salary prorated through the date of termination, at the rate in effect at the time of termination, together with any benefits accrued, including, but not limited to, a pro-rata share of any bonus earned for the year of termination, through the date of termination. Any such bonus shall be payable in the calendar year following the performance year. The Stock Agreements for the Granted Stock and the Option Agreements for the Options shall provide that, notwithstanding any contrary provisions in the Plan, in the event Employee’s employment is terminated due to Employee’s death or Disability, all then unvested portions of the Granted Stock and Options will immediately vest in full and, in the case of the Options, be exercisable as of the termination date. In addition, the Option Agreements for the Options shall provide that, notwithstanding any contrary provisions in the Plan, in the event Employee’s employment is terminated due to Employee’s death or Disability, any vested portion of the Options not previously terminated in accordance with the Option Agreements and the Plan, may be exercised within five (5) years after the termination date, or on or prior to the Option Expiration Date (as specified and defined in the respective Stock Option Grant Notices for the Options), whichever is earlier.
5.5    Return of Employer Property. Within five (5) days after the Employees termination of employment, Employee shall return to Employer all products, books, records, forms, specifications, formulae, data processes, designs, papers and writings relating to the business of Employer including without limitation proprietary or licensed computer programs, customer lists and customer data, and/or copies or duplicates thereof in Employee’s possession or under Employee’s control. Employee shall not retain any copies or duplicates of such property and all licenses granted to Employee by Employer to use computer programs or software shall be revoked on the termination date.
5.6    Good Reason. For purposes of this Agreement, a termination shall be for “Good Reason” if without Employee’s prior written consent, Employer:

James J. Park– Employment Agreement
(a)    Materially reduced the material duties and responsibilities assigned to Employee under this Agreement;
(b)    Reduced Employee’s base salary;
(c)    Materially breached this Agreement or any other written agreement with Employee; or
(d)    Required relocation of Employee greater than 50 miles from Employee’s residence as of the Commencement Date.
Notwithstanding the foregoing, “Good Reason” shall only be found to exist if, prior to Employee’s resignation and within ninety (90) days after the initial existence of an event of Good Reason, Employee has provided written notice to the Company describing such alleged Good Reason event(s), and the Company does not cure such event within thirty (30) days following the Company’s receipt of such notice from Employee, and the date of Employee’s termination of employment due to Employee’s resignation for Good Reason occurs within ninety (90) days after the expiration of the foregoing thirty (30) day cure period.
6.    DUTY OF LOYALTY
6.1    During the Employment Period, Employee shall not, without the prior written consent of Employer, directly or indirectly render services of a business, professional, or commercial nature to any person or firm, whether for compensation or otherwise, or engage in any activity directly or indirectly competitive with or adverse to the business or welfare of Employer, whether alone, as a partner, or as an officer, director, employee, consultant, or holder of more than one percent (1%) of the capital stock of any other corporation. Otherwise, Employee may make personal investments in any other business so long as these investments do not require Employee to participate in the operation of the companies in which Employee invests.
7.    CONFIDENTIAL INFORMATION
7.1    Trade Secrets of Employer. Employee, during the Employment Period, will develop, have access to and become acquainted with various trade secrets and confidential information which are owned by Employer and/or its affiliates and which are regularly used in the operation of the businesses of such entities. Employee shall not disclose such trade secrets or confidential information, directly or indirectly, or use them in any way, either during the Employment Period or at any time thereafter, except as required in the course of Employee’s employment by Employer, provided that the foregoing provisions shall not apply to information that is or becomes public at any time due to no fault of Employee, or which Employee is required to disclose in direct response to a judicial or regulatory order or process. All files, contracts, manuals, reports, letters, forms, documents, notes, notebooks, lists, records, documents, customer lists, vendor lists, purchase information, designs, computer programs and similar items and information, relating to the businesses of such entities, whether prepared by Employee or otherwise and whether now existing or prepared at a future time, coming into Employee’s possession shall remain the exclusive property of such entities, and shall not be removed for purposes other than work-related from the premises where the work of Employer is conducted, except with the prior written authorization by Employer.
7.2    Confidential Data of Customers of Employer. Employee, in the course of Employee’s duties, will have access to and become acquainted with financial, accounting, statistical and personal data of customers of Employer and of their affiliates. All such data is confidential and shall not be disclosed, directly or indirectly, or used by Employee in any way, either during the Employment Period (except as required in the course of employment by

James J. Park– Employment Agreement
Employer) or at any time thereafter, provided that the foregoing provisions shall not apply to information that is or becomes public at any time due to no fault of Employee, or which Employee is required to disclose in direct response to a judicial or regulatory order or process.
7.3    Inevitable Disclosure. After Employee’s employment has terminated, Employee shall not accept employment with any competitor of Employer, where the new employment is likely to result in the inevitable disclosure of Employer’s trade secrets or confidential information, or it would be impossible for Employee to perform Employee’s new job without using or disclosing trade secrets or confidential information.
7.4    Continuing Effect. The provisions of this Section 7 shall remain in effect after the end of the Employment Period.
8.    NO SOLICITATION
8.1    No Solicitation of Employees. Employee agrees that Employee will not, during Employee’s employment with Employer, and for one (1) year thereafter, encourage or solicit any other employee of Employer to terminate his or her employment for any reason, nor will Employee assist others to do so (provided however that former Company employees and/or Company employees responding to general ads or solicitations shall not be covered by this Section 8.1).
8.2    No Solicitation of Customers. Employee agrees that Employee will not, during Employee’s employment with Employer, and for two (2) years thereafter, directly or indirectly, utilize any Company information protected under the Confidentiality Agreement to solicit any client or customer of Employer known to Employee with respect to any business, products or services that are competitive to the products or services offered by Employer, or under development as of the date of the termination of Employee’s employment with Employer for any reason.
8.3    No Competition. Employee specifically agrees that during the term of this Agreement and for a period of one (1) year after Employee’s employment is terminated or ceases to be employed by Employer for any reason, Employee will not, directly or indirectly, whether individually or through any entity controlled by Employee, on Employee’s own behalf or in the service or on behalf of others, whether or not for compensation, engage in any business activity, or have any interest in any person, firm, corporation or business, through a subsidiary or parent entity or other entity (whether as a shareholder, agent, joint venturer, security holder, trustee, partner, consultant, creditor lending credit or money for the purpose of establishing or operating any such business, partnership or otherwise) which is competitive with the then existing business of the Employer. Notwithstanding the foregoing, Employee may own shares of competing companies whose securities are publicly traded, so long as such securities do not constitute five percent or more of the outstanding securities of any such company.
9.    INTELLECTUAL PROPERTIES.
To the extent permissible under applicable law, all intellectual properties made or conceived by Employee during the term of Employee’s employment by Employer shall be the right and property solely of Employer, whether developed independently by Employee or jointly with others. If Employee has not already done so, then on or before the Commencement Date, Employee will sign the Employer’s standard Employee Innovation, Proprietary Information and Confidentiality Agreement (“Confidentiality Agreement”).
10.    OTHER PROVISIONS

James J. Park– Employment Agreement
10.1    Compliance With Other Agreements. Employee represents and warrants to Employer that the execution, delivery and performance of this Agreement will not conflict with or result in the violation or breach of any term or provision of any order, judgment, injunction, contract, agreement, commitment or other arrangement to which Employee is a party or by which Employee is bound.
10.2    Injunctive Relief. Employee acknowledges that the services to be rendered under this Agreement and the items described in Sections 6, 7, 8 and 9 of this Agreement are of a special, unique and extraordinary character, that it would be difficult or impossible to replace such services or to compensate Employer in money damages for a breach of this Agreement. Accordingly, Employee agrees and consents that if Employee violates any of the provisions of this Agreement, Employer, in addition to any other rights and remedies available under this Agreement or otherwise, shall be entitled to temporary and permanent injunctive relief, without the necessity of posting any bond or other undertaking in connection therewith.
10.3    Attorneys’ Fees. The prevailing party in any suit or other proceeding brought to enforce, interpret or apply any provisions of this Agreement, shall be entitled to recover all costs and expenses (not limited to court costs and including, without limitation, all attorneys’ fees) it incurred in connection with the proceeding and the underlying dispute.
10.4    Counsel. The parties acknowledge and represent that, prior to the execution of this Agreement, they have had an opportunity to consult with their respective counsel concerning the terms and conditions set forth herein. Additionally, Employee represents that Employee has had an opportunity to receive independent legal advice concerning the taxability of any consideration received under this Agreement. Employee has not relied upon any advice from Employer and/or its attorneys with respect to the taxability of any consideration received under this Agreement. Employee further acknowledges that Employer has not made any representations to Employee with respect to tax issues.
10.5    Nondelegable Duties. This is a contract for Employee’s personal services. The duties of Employee under this Agreement are personal and may not be delegated or transferred in any manner whatsoever, and shall not be subject to involuntary alienation, assignment or transfer by Employee during Employee’s life.
10.6    Governing Law. The validity, construction and performance of this Agreement shall be governed by the laws, without regard to the laws as to choice or conflict of laws, of the State of Nevada.
10.7    Venue. If any dispute arises regarding the application, interpretation or enforcement of any provision of this Agreement, including fraud in the inducement, such dispute shall be resolved by final and binding arbitration pursuant to the terms set forth in Employer’s arbitration policy.
10.8    No Punitive Damages. If any dispute arises regarding the application, interpretation or enforcement of any provision of this Agreement, including fraud in the inducement, the parties hereby waive their right to seek punitive damages in connection with said dispute.
10.9    Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions, and this Agreement shall be construed in all respects as if any invalid or unenforceable provision were omitted.

James J. Park– Employment Agreement
10.10    Binding Effect. The provisions of this Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns.
10.11    Notice. Any notices or communications required or permitted by this Agreement shall be deemed sufficiently given if in writing and when delivered personally or forty-eight (48) hours after deposit with the United States Postal Service as registered or certified mail, postage prepaid and addressed as follows:
(a)    If to Employer, to the principal office of Employer in the State of Nevada, marked “Attention: Human Resources”; or
(b)    If to Employee, to the most recent address for Employee appearing in Employer’s records.
10.12    Headings. The Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
10.13    Section 409A Compliance.
(a)    This Agreement is intended to comply with the provisions of Section 409A of the Internal Revenue Code (“Section 409A”), and, to the extent practicable, this Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder. Terms used in this Agreement shall have the meanings given such terms under Section 409A if, and to the extent required, in order to comply with Section 409A.
(b)    For purposes of amounts payable under this Agreement, the termination of employment shall be deemed to be effective upon “separation from service” with Employer, as defined under Section 409A and the guidance issued thereunder. Any payments subject to Section 409A that are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of employment) occurs shall commence payment only in such following calendar year as necessary to comply with Section 409A.
(c)    Notwithstanding anything to the contrary in this Agreement, to the extent required to avoid additional taxes and interest charged under Section 409A, if any of Employer’s stock is publicly traded and Employee is deemed to be a “specified employee” as determined by Employer for purposes of Section 409A, Employee agrees that any non-qualified deferred compensation payments due to Employee under this Agreement (or any other agreement) and which are payable as a result of Employee’s termination of employment that would otherwise have been payable at any time during the six (6)-month period immediately following such termination of employment shall not be paid prior to, and shall instead be payable in a lump sum on the first day of the seventh (7th) month following Employee’s separation from service (or, if Employee dies during such period, within 30 days after Employee’s death).
(d)    Neither Employer nor Employee shall have the right to accelerate or defer the delivery of, offset or assign any payment under this Agreement that constitutes “nonqualified deferred compensation” subject to Section 409A of the Code, except to the extent specifically permitted or required by Section 409A of the Code.

James J. Park– Employment Agreement
(e)    If Employee is entitled to be paid or reimbursed for any taxable expenses under this Agreement, and such payments or reimbursements are includible in Employee’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. No right of Employee to reimbursement of expenses under this Agreement shall be subject to liquidation or exchange for another benefit.
(f)    Notwithstanding the foregoing, the tax treatment of the payments and benefits provided under this Agreement is not warranted or guaranteed. To the extent that this Agreement or any payment or benefit hereunder shall be deemed not to comply with Section 409A, neither Employer, nor the Board, nor any member of its Compensation Committee, nor any of their successors shall be liable to Employee or to any other person for any taxes, interest, penalties or other monetary amounts owed by Employee as a result of the application of Section 409A or for reporting in good faith any amounts as subject thereto.
10.14    Amendment and Waiver. This Agreement may be amended, modified or supplemented only by a writing executed by each of the parties, which in the case of Employer must be Employer’s Chief Executive Officer. Either party may in writing waive any provision of this Agreement to the extent such provision is for the benefit of the waiving party. Any such waiver by Employer must be signed by Employer’s Chief Executive Officer. No waiver by either party of a breach of any provision of this Agreement shall be construed as a waiver of any subsequent or different breach, and no forbearance by a party to seek a remedy for noncompliance or breach by the other party shall be construed as a waiver of any right or remedy with respect to such noncompliance or breach.
10.15    Entire Agreement. This Agreement is the only agreement and understanding between the parties pertaining to the subject matter of this Agreement, and supersedes all prior agreements, summaries of agreements, descriptions of compensation packages, discussions, negotiations, understandings, representations or warranties, whether verbal or written, between the parties pertaining to such subject matter including without limitation the Former Agreement.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.
EMPLOYEE:
/s/ James J. Park
    James J. Park
EMPLOYER:
ONTRAK, INC.
By /s/ Terren Peizer
Terren Peizer
Chairman and Chief Executive Officer